SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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TOWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tower International, Inc.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

March 23, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), which will be held in the Laurel Park Office Complex located at 17672 Laurel Park Drive North, Livonia, Michigan at 8:30 a.m. local time on April 21, 2017.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the Company’s stockholders, including the election of three directors, two non-binding advisory votes on executive compensation, and ratification of the appointment of auditors. I urge you to read the accompanying Proxy Statement thoroughly. As described in greater detail in the Proxy Statement, the Board of Directors of the Company recommends a vote “FOR” each of the three directors, approval of a non-binding resolution to approve the compensation of the Company’s executive officers, and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Stockholders will also be given the opportunity to provide a non-binding advisory vote as to whether comparable “say-on-pay” resolutions should be considered once every one, two or three years. The Board recommends that that vote be considered on an annual basis. The Annual Meeting will also feature a report on the operations of the Company and a discussion period at which management will respond to appropriate questions.

We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, we ask that you complete, sign, date and return the enclosed proxy or voting instruction card(s) promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely yours,

James C. Gouin
Chief Executive Officer

Tower International, Inc.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2017

To the Stockholders of Tower International, Inc.

NOTICE IS HEREBY GIVEN regarding the 2017 Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), as follows:

Date and Time	8:30 a.m., local time, on Friday, April 21, 2017
Location	17672 Laurel Park Drive North, Livonia, Michigan. Directions to attend the meeting in person may be obtained by contacting Investor Relations at (248) 675-6457.
Items of Business	Election of three directors to hold office for a term of three years;
Advisory vote on executive compensation;
Advisory vote on the frequency of holding an advisory vote on executive compensation;
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and
Action upon such other business that may properly come before the Annual Meeting.
Record Date	The stockholders of record at the close of business on March 9, 2017 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxy Voting	It is important that your shares of common stock be represented and voted at the Annual Meeting. You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares, you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card or voting instruction card to the Company or to your broker, as applicable. Voting instructions are printed on your proxy card or voting instruction card and are described in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Resolution of the Board of Directors,

Nanette Dudek
Secretary

March 23, 2017

i

ii

TOWER INTERNATIONAL, INC.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

PROXY STATEMENT

These proxy materials are being provided in connection with the 2017 Annual Meeting of Stockholders of Tower International, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and our 2016 Annual Report to Stockholders were first mailed to stockholders on or about March 23, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2017 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular, annual meeting of stockholders. You will be voting on the following proposals at the Annual Meeting:

1.	election of three directors to hold office for a term of three years;
2.	a non-binding resolution approving the compensation of the Company’s executive officers;
3.	the scheduling of the next non-binding review of the compensation of the Company’s executive officers;
4.	ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
5.	any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Alison Davis-Blake, Frank E. English Jr. and James C. Gouin as directors for three year terms;
2.	For the non-binding resolution approving the compensation of the Company’s executive officers;
3.	For the option of every one year as the preferred frequency with which stockholders are provided an advisory vote on executive compensation; and
4.	For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set March 9, 2017 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting. There were 20,453,891 shares of our common stock outstanding and entitled to vote as of the close of business on the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. A “quorum” is a majority of the outstanding shares of common stock as of the Record Date. Your shares are counted as present at the Annual Meeting if either you are present at the Annual Meeting and vote in person, or a proxy card or voting instruction card has been properly submitted by you or on your behalf to the Company or your broker, as applicable. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee lacks the discretionary authority to vote on certain matters or has not received a completed voting instruction card providing voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

To elect directors under Proposal 1, our by-laws require that a director nominee be elected by a majority of votes cast in all elections other than “Contested Elections” (as defined in our by-laws). Abstentions and broker non-votes are not considered as votes cast and are not counted in determining the outcome of the voting results. At the Annual Meeting, proxies may not be voted for more than three director nominees, and shareholders may not cumulate their voting power.

The approval of the advisory (non-binding) proposal to approve executive compensation and the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm each requires the affirmative vote of a majority of the shares entitled to vote on the matter present in person or represented by proxy. Broker non-votes will have no effect on the outcome of these matters. Abstentions will have the same effect as votes cast against the proposals.

The advisory (non-binding) proposal regarding how frequently advisory votes on executive compensation will occur requires a plurality of the votes cast for the three frequency options presented at the annual meeting. The frequency option that receives the most affirmative votes of all the votes cast on this matter is the frequency that will be deemed recommended by stockholders. Abstentions and broker non-votes will have no effect in determining the frequency option that is recommended by stockholders.

How do I vote by proxy?

You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received a voting instruction card. You can vote your shares by completing your proxy card or voting instruction card and returning your proxy card to the Company or your voting instruction card to your broker, as applicable, in the envelope provided with this Proxy Statement. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you sign and return your proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted by the proxies in accordance with the recommendations of the Board of Directors. The Board of Directors has designated James C. Gouin and Nanette Dudek as proxies. If you sign and return your proxy card or voting instruction card and you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted by the proxies in accordance with your indicated choice.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, the uncontested election of directors at a stockholder meeting is not considered a routine matter. Therefore, brokers do not have discretion to vote on the uncontested election of directors. Similarly, brokers do not have discretion to vote your shares with respect to the advisory votes on executive compensation and frequency of advisory votes.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. If you hold your shares directly, you may revoke your proxy by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to the Company or by voting in person at the Annual Meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 21, 2017:

The Proxy Statement and the accompanying Annual Report on Form 10-K to Stockholders are available at: www.proxyvote.com.

THE PROPOSALS
Proposal No. 1 — The Election of Directors

On February 27, 2017, Nicholas Chabraja, who has served as Chairman of the Board since 2010, notified us that he will retire from our Board, effective April 30, 2017. The Board has determined that at this time it will not appoint a new director to succeed Mr. Chabraja upon his retirement in April. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than fifteen directors, with the exact number to be fixed by the Board of Directors. Accordingly, the Board has determined that the size of the Board will be eight members until April 30, 2017, at which time the size of the Board will be reduced to seven coincident with the effective date of Mr. Chabraja’s retirement.

Stockholders will be asked to elect three directors to serve on the Board of Directors at the Annual Meeting for terms of three years.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with the terms of office of the directors of each Class ending in different years. Class I has three directors, Class II has two directors and Class III will have three directors until April 30, 2017, at which time Mr. Chabraja’s retirement will reduce the size of Class III to two members.

The Board of Directors has nominated Alison Davis-Blake, Frank E. English, Jr. and James C. Gouin for election as Class I directors for three-year terms expiring at the 2020 Annual Meeting. When elected, directors hold office for a three year term and until the election and qualification of their respective successors in office or until any such director’s earlier resignation or removal.

Please see “Directors and Executive Officers — Nominees and Continuing Directors” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, including their respective business experience and other pertinent information.

Directors are elected by a majority voting standard in uncontested elections. Under the majority voting standard, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such director’s election. In the event that an incumbent director fails to receive a majority of the votes cast at the Annual Meeting, the Nominating and Corporate Governance Committee, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the incumbent director’s resignation, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board accepts the resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy.

Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or withhold authority to vote with respect to any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors unanimously recommends that you vote FOR the election of Alison Davis-Blake, Frank E. English Jr., and James C. Gouin as directors for three year terms.

Proposal No. 2 — Advisory Vote on Executive Compensation

In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis, beginning on page 18 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by our Compensation Committee regarding executive compensation in detail.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis and the compensation tables).

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as the Compensation Committee deems appropriate. In 2016, 77.8% of the votes cast by our stockholders approved of our 2015 executive compensation.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described in this Proposal 2.

The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

Proposal No. 3 — Advisory Vote on the Frequency of Holding an
Advisory Vote on Executive Compensation

Once every six years, the Company is required to provide its stockholders with the opportunity to cast an advisory vote on the frequency with which the advisory vote on executive compensation provided for in Proposal No. 2 above, referred to as the “say-on-pay advisory vote”, will be held.

The advisory vote on the frequency of the say-on-pay advisory vote is a non-binding vote as to how often the say-on-pay advisory vote should occur: every year, every two years or every three years. You may either vote for one of these alternative frequencies or, if you desire, abstain from voting on this matter. In 2011, the Company’s stockholders voted in favor of conducting the advisory vote every year, which was the result recommended by our Board.

After considering the benefits and consequences of each option for the frequency of the say-on-pay advisory vote, the Board of Directors has determined that an annual advisory vote on executive compensation remains the most appropriate alternative for the Company. Therefore, the Board recommends that you vote for having the say-on-pay advisory vote occur every year.

The Board believes that an annual say-on-pay advisory vote provides an appropriate level of accountability and communication. An annual vote allows stockholders to provide the Company with direct input on the executive compensation information presented in the Proxy Statement each year. Additionally, an annual advisory say-on-pay vote is consistent with the Company’s desire to understand our stockholders’ views on corporate governance and compensation matters.

We understand that stockholders may have different views as to what the most desirable frequency is, and we look forward to hearing from stockholders on this matter. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed to be the frequency for the say-on-pay advisory vote that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors will continue to review this issue as circumstances evolve over time and may decide that it is in the best interests of the stockholders and the Company to hold the say-on-pay advisory vote more or less frequently than the option approved by stockholders.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the option of every one year as the preferred frequency with which stockholders are provided an advisory vote on executive compensation.

The Board of Directors recommends that you vote FOR the option of every one year as the preferred frequency with which stockholders are provided an advisory vote on executive compensation.

Proposal No. 4 — Ratification of the Appointment of Deloitte & Touche LLP

The Audit Committee of the Company’s Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company as of December 31, 2017, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal period ended December 31, 2007.

The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors and tax advisors. The Company has also been advised that representatives of Deloitte & Touche LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as disclosed in this Proxy Statement and described in this Proposal 4.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individual’s business experience, qualifications, attributes and skills and why the Board of Directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the Board of Directors.

Nominees for Election

Name and Experience	Class	Director Since
Alison Davis-Blake, age 58, became a member of our Board on October 17, 2014. She currently is serving as Special Advisor to the Provost at University of Michigan working on developing programs to effectively and efficiently bring business education to non-business students at the university and also on developing training programs for new deans. Prior to taking that position, Ms. Davis-Blake was the Dean of the Stephen M. Ross School of Business at the University of Michigan from July 2011 through June 2016. Prior to becoming Dean at Ross, Ms. Davis-Blake had been Dean of the Carlson School of Management at the University of Minnesota since 2006; she was the first female Dean at both Carlson and Ross. At both schools she significantly expanded the business program offerings, global study opportunities and student enrollment. She previously served on the faculties at Carnegie Mellon and the University of Texas. Ms. Davis-Blake was elected to our Board based on her business and financial knowledge, expertise in strategic human resource management and organization design, and her experience as an innovative leader in the business academic community.	I	2014
Frank E. English, Jr., age 71, became a member of our Board on August 24, 2010, transitioned to senior advisor status on September 28, 2010 and was again appointed to our Board on May 17, 2011. Mr. English served as a Senior Advisor at Morgan Stanley & Co. from his retirement from that global financial services firm in 2009 through January 2011. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley & Co., most recently as Managing Director and Vice Chairman of Investment Banking from 2002 to 2009. Prior to that, he held positions in research, investment banking, capital markets and fixed income at Morgan Stanley & Co. Mr. English spent a considerable part of his career at Morgan Stanley & Co. analyzing and advising companies in the automotive industry. Since 2009, Mr. English has been a director of Arthur J. Gallagher & Co. Since April 2011, Mr. English has served as a Senior Advisor to W.W. Grainger, Inc. Mr. English was elected to the board of directors of CBOE Holdings, Inc. in June, 2012. Mr. English was elected to our Board based on his experience with, and knowledge of, the automotive industry and corporate finance.	I	2010

Name and Experience	Class	Director Since
James C. Gouin, age 57, became the Company’s Chief Executive Officer on January 1, 2017, following Mark Malcolm’s retirement as Chief Executive Officer. Mr. Gouin served as President of the Company from September 1, 2016 to January 19, 2017, when he was succeeded as President of the Company by Pär Malmhagen as part of a management restructuring that Mr. Gouin recommended. Prior to serving as President, Mr. Gouin served as the Executive Vice President and Chief Financial Officer of the Company for nine years. Before joining the Company in 2007, Mr. Gouin was a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as the Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as the Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007. In November 2015, Mr. Gouin joined the Board of Directors of Exterran Corporation, a supplier of compression, production and processing products and services for the oil and natural gas industry, and also serves on its Audit Committee. Mr. Gouin was elected to our Board on January 1, 2017, based on his overall knowledge of the Company and his financial and industry experience, together with the perspective he will bring as the Company’s Chief Executive Officer.	I	2017
Continuing Directors
Thomas K. Brown, age 61, became a member of our Board on April 1, 2014. He retired from Ford Motor Company on August 1, 2013, after fourteen years of service in various leadership positions in global purchasing. In 2008, Mr. Brown became Ford’s Group Vice President, Global Purchasing, with responsibility for approximately $90 billion of production and non-production procurement for Ford operations worldwide. From 1997 to 1999, he served in leadership positions at United Technologies Corporation (a multi-national conglomerate), including its Vice President, Supply Management. From 1991 to 1997, Mr. Brown served as Executive Director, Purchasing and Transportation, at QMS Inc., a provider of office printers. From 1976 to 1991, he served in various managerial roles at Digital Equipment Corporation, a computer manufacturer. Mr. Brown also serves on the boards of directors of the 3M Company and ConAgra Foods. Mr. Brown was selected to our Board because of his knowledge of our industry and his experience in purchasing and corporate management.	II	2014

Name and Experience	Class	Director Since
Nicholas D. Chabraja, age 74, is the Chairman of the Board of the Company, a position which he has held since he was elected to the Board in 2010. Mr. Chabraja has advised the Company that he will retire from the Board as of the close of business on April 30, 2017. He has been a member of the board of directors of General Dynamics, an aerospace and defense industry contractor, since 1994. Mr. Chabraja was Chairman and Chief Executive Officer of General Dynamics from 1997 to 2009. He served General Dynamics as non-executive chairman from 2009 to May 2010. Previously, Mr. Chabraja had been vice chairman of General Dynamics. He joined General Dynamics in 1993 as senior vice president and general counsel. From 1994 to 1996, Mr. Chabraja was an executive vice president of General Dynamics, with the company’s strategic planning, finance, legal and investor relations functions reporting to him. Prior to joining General Dynamics, Mr. Chabraja was a senior partner in the Chicago law firm of Jenner & Block. Mr. Chabraja served as a director of Northern Trust Corporation from 2007 to May 2015. He previously served as a director of Ceridian Corporation from 2001 to 2007 (and as a director of Ceridian Corporation’s predecessor from 1998 – 2001). Mr. Chabraja was elected to our Board based on his executive level experience at General Dynamics, his understanding of corporate governance and his experience on the boards of directors of General Dynamics, Northern Trust Corporation and Ceridian Corporation.	III	2010
James Chapman, age 54, serves as non-executive director for CSC ServiceWorks, Inc., an outsourced services provider to multi-family housing and related commercial property managers, and has been affiliated with CSC and affiliates since 1992. Mr. Chapman also serves as a non-executive Advisory Director of SkyWorks Capital, LLC, an aviation and aerospace management consulting services company based in Greenwich, Connecticut, which he joined in December 2004. Prior to SkyWorks, Mr. Chapman held a variety of investment management, advisory and banking positions, covering a range of industries. Mr. Chapman currently serves on the boards of directors of AerCap Holdings N.V., Arch Coal, Inc., and Tembec Holdings, Inc. Mr. Chapman was elected to our Board based on his financial and industry experience.	II	2010
Dev Kapadia, age 45, has been a Managing Director of Cerberus Capital Management, L.P. (“CCM”) since 2003. From 1996 to 2003, Mr. Kapadia served in various capacities with The Carlyle Group, a global private investment firm, and Carlyle Management Group, an affiliate of The Carlyle Group dedicated to turnaround and special situation investments. Prior to joining Carlyle in 1996, Mr. Kapadia was a financial analyst with Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Kapadia serves on the boards of directors of several privately held companies. He was a director of Blue Bird Corporation (formerly Hennessy Capital Acquisition Corp.) from February 2015 to June 2016. He was elected to our Board based on his knowledge of the Company and Tower Automotive, Inc., the Company’s predecessor (the “Predecessor”), and his experience as a board member of, and senior executive with private equity firms that invest in, other manufacturing companies.	III	2007

Name and Experience	Class	Director Since
Mark Malcolm, age 63, was the Company’s President from August 1, 2007 through August 31, 2016 and its Chief Executive Officer from August 1, 2007 through December 31, 2016, at which time he retired as an officer of the Company. Prior to assuming those roles, Mr. Malcolm served as a senior member of the operations team of CCM from January 2006 to July 2007 and played a leading role in the 2007 acquisition of the Company from the Predecessor. Before joining CCM, Mr. Malcolm spent 28 years at Ford Motor Company in a variety of senior financial positions, including Executive Vice President and Controller of Ford Motor Credit from 2004 to 2005, Director of Finance and Strategy for Global Purchasing from 2002 to 2004 and Director of Worldwide Accounting from 2000 to 2002. In August 2015, Mr. Malcolm became a director of General Dynamics Corporation, an aerospace and defense industry contractor, and also serves on its Audit Committee. Mr. Malcolm was elected to our Board based on his industry knowledge, his experience and his familiarity with all aspects of the Company’s business while he served as CEO. His knowledge and history as the Company’s former CEO will continue to be an attribute.	III	2007

Director Retirement Policy.  The Board has adopted a policy that it will not nominate a director for election to the Board if that director will be beyond the age of 72 at the meeting at which he or she would otherwise stand for election.

Executive Officers

Set forth below are the names and ages of the executive officers of the Company who do not also serve as directors, as well as background information relating to each such individual’s business experience.

Jeffrey L. Kersten, age 49, became the Company’s Executive Vice President and Chief Financial Officer on September 1, 2016. Prior to assuming that role, he served as the Company’s and Predecessor’s Senior Vice President and Corporate Controller from February 2007. He also had responsibility for Business Development from September 2014 to August 2016. From October 2006 to February 2007 Mr. Kersten was Senior Vice President, Restructuring, for the Predecessor. From 2004 to 2006, Mr. Kersten was the Predecessor’s Senior Vice President, Strategy and Business Development. He joined the Predecessor in 1997, holding financial positions within the Predecessor’s Grand Rapids, Michigan offices until 2001, when he relocated to France and became the Predecessor’s European Regional Finance Leader. Mr. Kersten began his career in 1990 with the accounting firm of Arthur Andersen, where he remained until 1997, specializing in mergers and acquisitions.

Michael Rajkovic, age 55, has been the Executive Vice President and Chief Operating Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Rajkovic served as a senior member of the operations team of CCM from August 2006 to August 2007 and assisted Mr. Malcolm in various aspects of the 2007 acquisition of the Company from the Predecessor. Mr. Rajkovic was Executive Vice President and Chief Financial Officer of United States Can Corporation, a global packaging company, from May 2005 to March 2006. Prior to his service with U.S. Can Corporation, Mr. Rajkovic served as Vice President of Finance, North America and as Chairman of the Canadian subsidiary of The Goodyear Tire & Rubber Company, an automotive products manufacturer, from August 2003 to May 2005. Prior to that period, Mr. Rajkovic held a variety of manufacturing and finance positions within Visteon Corporation, an automotive supplier.

Pär Malmhagen, age 54, became the President of the Company on January 19, 2017. Prior to that, he served the Company as President, Tower Europe since June 1, 2012. From 1992 to 2012, at Autoliv Inc., a leading global developer and manufacturer of automotive safety systems, Mr. Malmhagen held senior leadership positions in Europe and internationally, including, simultaneously, Vice President Sales Europe and Vice President Volkswagen Global Business Unit from 2009 to 2012, Senior Vice President European Seat Belt Division from 2006 to 2009, Vice President European Technology Center North from 2005 to 2006, Managing Director Eastern Europe, Hungary and South Africa from 1999 to 2005, General Manager China from 1997 to 1999, and Controller Global Ford Account from 1995 to 1997. In addition, Mr. Malmhagen was a supervisory member of Norma AG, a manufacturer of joining technology products, from May 2007 through June of 2012.

William Cook, age 65, has been the Company’s Senior Vice President, Global Human Resources since September 2007. From 2001 to 2007 he held senior human resource leadership positions at The Goodyear Tire & Rubber Company in Akron, Ohio, including four years as Vice President of Human Resources for Goodyear North American Tire. During a 15 year career at United Technologies Corporation, Mr. Cook held key leadership positions, including four years as head of human resources for Carrier Corporation Residential and Light Commercial Systems, a supplier of heating and air conditioning equipment, and eight years as head of human resources for Otis Elevator Asia-Pacific, a supplier of elevators and escalators.

Paul Radkoski, age 57, has served as the Predecessor’s and the Company’s Senior Vice President, Global Purchasing, since March 2006. Prior to joining the Predecessor, Mr. Radkoski held various positions within Visteon Corporation, an automotive supplier, from 2000 until 2006, including the position of Vice President, North America Purchasing and Supplier Management from 2005 to 2006. Earlier in his career, Mr. Radkoski held various purchasing, manufacturing and logistics positions with Lear Corporation from 1997 to 2000 and automobile manufacturers BMW (from 1993 to 1997) and Honda of North America (from 1986 to 1993).

Nanette Dudek, age 51, became the Company’s Vice President Legal Affairs and Compliance on February 1, 2017. Prior to being elected as Vice President, Ms. Dudek was Director of Legal Affairs and Compliance from July 2009. She also serves as the Company’s Corporate Secretary, a position she has held since November 2007. She joined the Predecessor in October 2005 as Legal Services Manager and assisted in various aspects of the 2007 acquisition of the Company from the Predecessor. From 2001 to 2005 Ms. Dudek was Project Manager, Corporate Transactions and Legal Affairs at Visteon Corporation.

THE BOARD OF DIRECTORS

Director Independence

The Company’s Corporate Governance Principles adopted by the Board of Directors defines an “independent” director in accordance with the Listed Company Manual of the New York Stock Exchange (the “NYSE”). A majority of the Board of Directors are considered independent as the Board of Directors has made an affirmative determination that each of Thomas Brown, Nicholas Chabraja, James Chapman, Alison Davis-Blake, Frank E. English, Jr. and Dev Kapadia is independent as defined in accordance with the listing standards of the NYSE. Jim Gouin is not independent due to his employment as the Company’s Chief Executive Officer. Mark Malcolm is also not considered independent as he was an employee of the Company during 2016. To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. As the concern is independence from management, the Board of Directors does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The Company’s Corporate Governance Principles provide that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must be independent as determined by the Board. In addition, each committee member must satisfy the membership requirements set forth in the relevant committee charter.

Structure

Generally

The Company seeks to maintain an appropriate balance between management and the Board of Directors. The Company does not have a specific policy regarding the separation of the offices of Chairman of the Board and CEO. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and CEO are separate. The policy also allows the CEO to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and CEO.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Risk Oversight

The Board has delegated certain duties with respect to risk oversight for the Company to the Board’s Audit Committee. The Audit Committee’s charter identifies the following as falling within the Audit Committee’s purview:

“The Audit Committee shall discuss guidelines and policies developed by Company management and the Board with respect to risk assessment and risk management and the steps that the Company’s management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.”

The Audit Committee is charged with the responsibility of reporting back to the full Board with respect to its assessments.

In establishing appropriate compensation levels and programs, the Board’s Compensation Committee considers, among other things, the extent to which the Company’s compensation policies and programs encourage the monitoring and control of risk exposure. The Compensation Committee is also required to report back to the full Board with respect to its assessments.

Meetings of the Board

The Board held eight meetings during the year ended December 31, 2016. Each director attended at least 87% of all board and applicable committee meetings in 2016 held while such director was a member of the Board or the applicable committee.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, among other things, assists the Board in its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications, independence, compensation and performance of the Company’s independent auditors, the systems of internal accounting and financial controls utilized by the Company, the performance of the internal audit function, the compliance of the Company with legal and regulatory requirements and compliance with the Company’s Code of Business Conduct and Ethics. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Audit Committee held seven meetings during 2016.

The Audit Committee currently consists of Messrs. Chapman and English and Ms. Davis-Blake. The Board of Directors has affirmatively determined that Mr. Chapman, Mr. English and Ms. Davis-Blake all meet the audit committee independence requirements as defined in the applicable NYSE and SEC rules. Mr. Chapman is the Chairman of the Committee. The Board of Directors has determined that each member of the Committee is “financially literate” as required by the listing standards of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that Mr. Chapman qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The Compensation Committee, among other things, facilitates our Board’s discharge of its responsibilities relating to the evaluation and compensation of our executives, oversees the administration of our compensation plans, reviews and determines board member compensation and prepares any report on executive compensation required by the rules and regulations of the SEC and the listing standards of the NYSE. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Compensation Committee held four meetings during 2016.

The Compensation Committee currently consists of Messrs. Brown, Chabraja and Kapadia. Mr. Kapadia is the Chairman of the Committee. The Board of Directors has affirmatively determined that Messrs. Brown, Chabraja and Kapadia meet the compensation committee independence requirements as defined in the applicable NYSE rules.

Role of Compensation Consultants.  During 2016, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist in the development of the 2016 equity awards under the Company’s 2010 Equity Incentive Plan and to provide advice and comparative analyses of the various elements of executive compensation. In retaining Meridian, the Compensation Committee assessed Meridian’s independence in accordance with applicable rules of the NYSE. Meridian does not provide any other services as an independent consultant to the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) reviewing the qualifications of, and recommending to our Board, proposed nominees for election to our

Board, consistent with criteria approved by our Board, (ii) selecting, or recommending that our Board select, the director nominees for the next annual meeting of stockholders, (iii) developing, evaluating and recommending to our Board corporate governance practices applicable to the Company and (iv) leading our Board in an annual review of the Board and management. The Committee is also responsible for establishing procedures for the consideration of Board candidates recommended by stockholders, including potential nominees for election, as described in greater detail below under “Director Nomination Process.” The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Nominating and Corporate Governance Committee held two meetings during 2016.

The Nominating and Corporate Governance Committee consists of Messrs. Brown, Chabraja and Kapadia. Mr. Chabraja serves as Chairman of the Committee. The Board of Directors has affirmatively determined that Messrs. Brown, Chabraja and Kapadia meet the nominating and corporate governance committee independence requirements as defined in the applicable NYSE rules.

Director Nomination Process.  The Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees. The Board has adopted the following guidelines for the Committee:

“The Nominating and Corporate Governance Committee will consider (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.”

The Nominating and Corporate Governance Committee will consider these criteria in the context of the perceived needs of the Board as a whole and intends to seek to achieve a diversity of experience and personal backgrounds on the Board. The Committee will use the same criteria in determining whether to recommend stockholder nominations of candidates for director made pursuant to the procedures set forth in the Company’s Bylaws and described in greater detail below under “Additional Information — Stockholder Proposals and Nominations for Director.”

The Board has determined that (i) Thomas K. Brown will be appointed to serve as the Chairman of the Board after Mr. Chabraja retires, (ii) Mr. Brown will be appointed to serve as the Chairman of the Nominating and Corporate Governance Committee after Mr. Chabraja retires and (iii) if elected at the Annual Meeting, Frank E. English, Jr. will succeed Mr. Chabraja as a member of the Compensation Committee and Alison Davis-Blake will succeed Mr. Chabraja as a member of the Nominating and Corporate Governance Committee, in each case after Mr. Chabraja retires and resigns from the Board.

Non-Employee Director Compensation

During 2016 the Company provided the following compensation to Board members who are not employed by us:

•	an annual retainer of $200,000; and $350,000 in the case of the Chairman of the Board;
•	additional annual compensation of $5,000 to members of our Audit Committee; and $15,000 in the case of the Chairman of our Audit Committee; and
•	additional annual compensation of $5,000 to the Chairman of our Nominating and Corporate Governance Committee and to the Chairman of our Compensation Committee.

50% of the annual retainer is paid to our Board members in the form of cash and 50% is remunerated through a grant of Restricted Stock Units (as hereinafter defined). In addition, the Board has adopted stock ownership guidelines for our Board members that provide for each non-employee Board member to achieve ownership in the Company’s common stock equivalent to three times their respective cash retainer. Such common stock ownership threshold must be obtained within five years from the date of appointment to our Board or five years from March 6, 2014, whichever is later.

The Company also reimburses each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. Board members do not participate in a nonqualified deferred compensation plan and we do not pay any life insurance policies for our Board members.

Contacting the Board of Directors

Any stockholder or other interested party who desires to communicate with individual directors, a committee of the Board, the Board of Directors as a group, the directors who are not also executive officers as a group or the independent directors as a group, may do so by writing to the Board of Directors, c/o the Secretary of the Company, 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, or sending an e-mail to Corporate_Secretary@towerinternational.com. In either instance, the Secretary will forward such communications to the appropriate party. Such communications may be done confidentially.

All communications will be received and processed by the Secretary of the Company. Unless indicated otherwise, communications about accounting, internal control and audits will be referred to the Audit Committee.

All communications required by law or regulation to be relayed to the Board of Directors will be relayed immediately after receipt. Any communications received by management from stockholders or other interested parties which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the party specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the party does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that management, using its judgment, determines should be relayed to the Board.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through the Company’s Whistleblower Hotline, 888-475-9498.

Corporate Governance

The Company will monitor developments in the area of corporate governance and routinely review its processes and procedures in light of such developments. Accordingly, the Company will review federal laws affecting corporate governance such as the Sarbanes-Oxley Act and the Dodd-Frank Act as well as various rules promulgated by the SEC and the NYSE.

Corporate Governance Principles

In furtherance of this practice, the Board of Directors has approved Corporate Governance Principles for the Company. The Corporate Governance Principles address, among other things: the role and responsibility of the Board of Directors; Board structure, composition and size; director independence; director qualifications; Board meetings; Board committees; and expectations of Board members. The full text of the Company’s Corporate Governance Principles is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance” and “Governance Documents” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.”

Code of Conduct

The Board of Directors has also adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all of the Company’s employees as well as the members of the Board of Directors. The Code of Conduct, together with the Corporate Governance Principles, serves as the foundation for the Company’s system of corporate governance. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that directors and employees, including officers, comply with applicable laws and regulations; provides guidance for protecting confidential information and Company assets; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct. The full text of the Code of Conduct is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance” and “Governance Documents” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.”

Audit Committee Matters

Audit Committee Report

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility with respect to the financial statements and the reporting process of the Company. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016, with the Company’s management.

2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Respectfully submitted,

James Chapman, Chairman
Alison Davis-Blake
Frank E. English, Jr.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related and non-audit services to be provided by the Company’s independent registered public accounting firm. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Audit, Audit-Related and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the years indicated, all of which were pre-approved by the Audit Committee or the Board of Directors of the Company (amounts in thousands).

	Year Ended December 31,
Nature of the Fees	2016	2015
Audit fees	$1,832	$1,852
Audit-related fees	268	1,033
Tax fees	323	612
All other fees	0	0
Total	$2,423	$3,497

Audit Fees — Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory or regulatory filings or engagements for the applicable years. Such services include those associated with reports or other documents filed with the SEC, such as the issuance of consents, filings on Form 8-K, responding to SEC comment letters or other inquiries by regulators related to accounting or disclosure matters, as well as the issuance of comfort letters related to securities offerings, as applicable.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attestation services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions and investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION DISCUSSION AND ANALYSIS

The following analysis provides a discussion of the various components of compensation paid to, or earned by, the Named Executive Officers (“NEOs”) of our Company during 2016.

The following executives were our NEOs for 2016:

Name	Current Position
James C. Gouin	Chief Executive Officer (effective January 1, 2017) (Mr. Gouin served as our Chief Financial Officer and as an Executive Vice President during 2016 until September 1, 2016; he served as our President from September 1, 2016 until January 19, 2017)
Mark Malcolm	Former President and Chief Executive Officer (Mr. Malcolm ceased serving as our President effective September 1, 2016 and retired as our Chief Executive Officer effective December 31, 2016)
Jeffrey L. Kersten	Executive Vice President and Chief Financial Officer (effective September 1, 2016) (Mr. Kersten ceased serving as Senior Vice President, Business Development and Corporate Controller effective September 1, 2016)
Pär Malmhagen	President (effective January 19, 2017) (Mr. Malmhagen ceased serving as our President, Europe effective January 19, 2017)
Michael Rajkovic	Executive Vice President and Chief Operating Officer
James Bernard	Former President, Americas (Mr. Bernard ceased serving as President, Americas effective January 19, 2017 and resigned as an employee effective January 31, 2017)

Compensation Program Objectives and Philosophy

The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term shareholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage our business, and (iii) align the interests of our executive officers with stockholders by rewarding them for strong company performance. In support of these objectives, we:

•	Weight a significant proportion of NEO compensation toward variable pay elements — In 2016, 68% of NEO total compensation was targeted to be delivered in variable annual or long-term incentive compensation;
•	Target NEO total compensation to be competitive with peers — We regularly compare our NEOs’ total compensation levels with companies in our, and related, industries; and
•	Deliver a meaningful proportion of NEO compensation in share-based and performance-based incentives — In 2016, 34% of NEO total compensation was targeted to be delivered in the form of restricted stock units (“RSUs”) and cash-based performance awards (“Performance Awards”).

Compensation Governance Practices

The Company places a high value on strong compensation governance practices. We believe our executive compensation practices align with our corporate values and provide a foundation for success. The governance practices that we employ and practices that we disavow include:

Practices We Employ

•	Pay is closely linked to performance
•	Equity ownership guidelines
•	Risk mitigation
•	A recoupment (i.e., clawback) policy is in place
•	Change-in-Control severance requires a double trigger
•	Our Compensation Committee reviews pay annually
•	Our Compensation Committee is comprised entirely of independent directors
•	Our Compensation Committee engages an independent consultant
•	Our Compensation Committee regularly has executive sessions without management present

Practices We Disavow

•	Hedging, pledging or short sales of stock is not permitted
•	Dividends or dividend equivalents are not provided on unearned performance awards
•	No excise tax gross-ups are provided to any executives
•	We do not provide additional supplemental executive retirement service credit as a recruitment tool for executive hires

Compensation-Setting Process

The Compensation Committee has responsibility for oversight and review of our total executive compensation strategy, including the design and monitoring of our executive compensation plans, such as our annual incentive bonus plan and our 2010 Equity Incentive Plan. In addition, the Compensation Committee reviews and approves the compensation of our Chief Executive Officer and each of our other NEOs. In reviewing and approving compensation for our NEOs, the Compensation Committee evaluates the compensation components that it believes support our compensation objectives and philosophy.

As part of its responsibilities, the Compensation Committee reviews the appropriateness and effectiveness of our compensation programs and approves target award opportunities and performance criteria to be utilized in our annual incentive bonus plan and our long-term incentive awards under the 2010 Equity Incentive Plan.

The Compensation Committee considers competitive market practices with respect to the compensation of our NEOs. In its discretion, the Compensation Committee also considers compensation levels of executives holding similar positions at other domestic and international manufacturing companies that the Compensation Committee views as comparable with our company in size and complexity of business. For 2016, our peer group consisted of the following 15 companies within the automotive supplier and manufacturing sectors with median revenues and market capitalization of $3.50 billion and $2.06 billion, respectively:

American Axle & Manufacturing Holdings, Inc.	Modine Manufacturing Company
BorgWarner Inc.	OshKosh Corporation
Cooper-Standard Holdings Inc.	Stoneridge, Inc.
Cooper Tire & Rubber Company	Tenneco Inc.
Dana Holding Corporation	The Timken Company
Federal-Mogul Corporation	Visteon Corporation
Martinrea International Inc.	Westinghouse Air Brake Technologies Corporation
Meritor Inc.

Although the Compensation Committee reviews the compensation data and practices of our peer group, the Compensation Committee retains full discretion to consider or disregard data collected through peer group studies in the course of evaluating executive total compensation levels or mix of compensation elements. The Compensation Committee collectively considers a variety of factors in exercising its discretion with respect to setting overall compensation, including the importance of each position, retention concerns, each individual’s experience, responsibilities and performance, and the Company’s overall financial performance. The Compensation Committee does not determine compensation elements according to pre-set formulas or specific target percentiles with respect to peer group data and practices.

Role of the Compensation Consultant

In 2016, the Compensation Committee engaged Meridian as its independent compensation consultant. Meridian provides consulting services solely relating to executive compensation and governance matters to the Compensation Committee. The Compensation Committee has determined that Meridian is independent under its charter and applicable NYSE rules and, further, that no conflict of interest exists between Meridian and the Company. Meridian has served as a consultant to the Compensation Committee since 2011.

A representative of Meridian attended each of our regularly scheduled Compensation Committee meetings in 2016 and advised the Compensation Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers.

While it is necessary for the consultant to interact with management to gather information and obtain recommendations, the Compensation Committee Chairperson governs the relationship. Meridian does not provide any services to management outside of its engagement by the Compensation Committee.

Role of Executive Officers in Executive Compensation

Our Chief Executive Officer plays no role in determining his own compensation.

The Compensation Committee utilizes and considers comments, advice and recommendations of our Chief Executive Officer with respect to compensation levels and components of the other NEOs.

Risk Mitigation Overview

The Compensation Committee believes that the compensation policies and practices of the Company do not create risks that are reasonably likely to have a material adverse effect on the Company. In establishing pay practices for the Company, the goal is to design a compensation structure that does not encourage inappropriate risk-taking by employees or executive officers. Therefore, enterprise risk management is integral to the overall compensation philosophy. The following features of the compensation structure reflect this approach:

•	The payout opportunities of short-term and long-term incentives are capped;
•	Annual cash incentive design provides a balance of key performance metrics that are focused on financial results and sustainability over time;
•	The total compensation program does not provide for guaranteed bonuses and has multiple performance measures;
•	The Compensation Committee reviews both short-term and long-term performance metrics and objectives to ensure the structure does not encourage executives to take excessive risks while not discouraging appropriate risks;
•	Officers are prohibited from hedging the economic interest in the Company shares they hold or pledging Company shares they hold; and
•	The Company maintains a written recoupment policy in the event of financial restatement.

Components of Compensation

The principal components of our compensation programs for the NEOs are: base salary; annual incentives; long-term incentive awards (cash and equity); defined contribution plan retirement benefits; severance benefits; and perquisites. The Compensation Committee considers all such components to be an appropriate compensation package for our NEOs. The charts below illustrate the general target mix of salary, annual incentive and long-term incentive awards among our NEOs in 2016.

Base Salary

We use base salary to attract and retain highly qualified executive officers. The Compensation Committee and the Chief Executive Officer (other than for himself) consider a number of factors, including the seniority, skills and experience of the individual, the individual’s prior salary, the functional role of the position, and the level of the NEO’s responsibilities. The leading factors for increasing base salary include the performance, experience and skills of the individuals, and market compensation levels for senior executives with similar levels of experience and skills.

In connection with Mr. Gouin’s appointment as President effective September 1, 2016 and Chief Executive Officer effective January 1, 2017, his base salary was increased to $800,000 per annum. Mr. Malcolm’s base salary, which remained unchanged since August, 2010, was $840,000 per annum during 2016.

Mr. Kersten’s base salary was increased to $450,000 in connection with his appointment as Chief Financial Officer effective September 1, 2016. Mr. Gouin’s base salary in that position was $525,000 per annum.

Mr. Malmhagen’s base salary was increased to $675,000 effective January 19, 2017 in connection with his appointment as President of Tower and based on a review of market compensation levels and consideration of his performance. Mr. Malmhagen’s base salary was 401,500 Euro per annum during 2016.

Mr. Rajkovic’s base salary was increased to $650,000 effective as of January 1, 2017 in connection with the extension of the term of his employment through December 31, 2019 and based on a review of market compensation levels and consideration of his performance. Mr. Rajkovic’s base salary was $625,000 per annum during 2016.

Mr. Bernard’s base salary was increased effective January 1, 2016 from $400,000 to $440,000 in connection with the extension of his employment agreement, and was not otherwise adjusted during 2016.

Annual Incentive Compensation

We believe that annual cash incentive awards motivate our NEOs and reward them for annual business results that help create value for our stockholders. Each year, the Compensation Committee establishes an annual incentive bonus plan for the NEOs based on one or more performance measures and determines the relative weighting of each measure. Each year’s annual incentive bonus plan is a restatement of the same plan (which we refer to as our Tower Bonus Plan) that was adopted in 2010. Other hourly and salaried employees participate in our annual incentive bonus plan as well. Each NEO is assigned a target bonus. Cash incentive awards are permitted to the extent selected operating results meet or exceed threshold levels of performance established by the Compensation Committee for the performance year.

In January, 2016, the Compensation Committee approved the 2016 Tower Bonus Plan and established the level of performance necessary for the NEOs to earn their targeted payouts.

For 2016, the Compensation Committee designated (i) “Adjusted Free Cash Flow”, (ii) “Adjusted EBITDA” and (iii) “Adjusted EBITDA Change in Controllable Factors” (which excludes the impact of volume (customer demand), product mix and foreign exchange) as the three financial measures used to determine payouts. Adjusted Free Cash Flow performance accounted for 45% of the total award, Adjusted EBITDA performance accounted for 45% of the total award and Adjusted EBITDA Change in Controllable Factors performance accounted for 10% of the total award.

The performance necessary for the NEOs to earn their targeted payouts was established by the Compensation Committee at levels intended to be challenging, yet attainable, and aligned with our 2016 business plan. The Compensation Committee retained discretion to adjust the calculation of its financial measures to account for unanticipated events.

For purposes of the 2016 Tower Bonus Plan:

Adjusted Free Cash Flow is defined as net cash provided by continuing operating activities less cash disbursed for purchases of property, plant, and equipment described on page 39 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) (our “10-K”) for the fiscal year ended December 31, 2016, excluding net cash provided from or disbursed for customer-funded tooling (which nets to zero over the program lifetime). For 2016, we adjusted our results for unplanned leasing proceeds and unplanned cash costs related to our investigation into a potential sale of our European operations. The Compensation Committee designated Adjusted Free Cash Flow as a performance measure in order to focus our management on freeing up cash to de-lever the business and fund profitable growth. The Compensation Committee weighted this measure at 45% because it believed Adjusted Free Cash Flow would be an important financial deliverable in 2016 to our stockholders.

Adjusted EBITDA is defined as net income/loss before interest, taxes, depreciation, amortization, restructuring items and other adjustments described on page 28 of our 10-K for the fiscal year ended December 31, 2016. The Compensation Committee weighted this measure at 45% because it is an important driver of shareholder value and is consistent with how analysts and many investors evaluate the business.

Adjusted EBITDA Change in Controllable Factors is defined as the change in Adjusted EBITDA in 2016 versus 2015, excluding the impact of volume (customer demand), product mix and foreign exchange, described on page 32 of our 10-K for the fiscal year ended December 31, 2016. We determine the impact of volume, product mix and foreign exchange on Adjusted EBITDA pursuant to policies that we utilize to manage our business and measure our performance throughout the year. The Compensation Committee excluded the impact of volume, product mix and foreign exchange in order to focus management on those elements of cost and efficiency that management can most influence in the near term. The Compensation Committee weighted this measure at 10%.

The 2016 Tower Bonus Plan established a scale for each performance measure that displays the percent payout relative to a 100% target bonus payout at varying achievement levels. Each scale shows a threshold amount that must be satisfied to earn a payment and the amount necessary to achieve a 100% payout. The maximum payout under the plan is two (2) times the target payout and payout percentages are interpolated between bands of payout percentages. The following scales show the payouts at various achievement levels:

	Adjusted Free Cash Flow 45%		Adjusted EBITDA 45%		Adjusted EBITDA Change in Controllable Factors 10%
	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)
Threshold:	$5	0%	$182	0%	$(26)	0%
	$15	70%	$192	70%	$(24)	70%
	$25	90%	$197	90%	$(22)	90%
	$40	100%	$202	100%	$(20.7)	100%
	$60	110%	$207	110%	$(14)	110%
	$70	130%	$212	130%	$(9)	130%
Max:	$80	200%	$227	200%	$0	200%

We achieved all performance thresholds required to pay a bonus under the 2016 Tower Bonus Plan. Adjusted Free Cash Flow was $46.7 million, Adjusted EBITDA was $201.7 million, and Adjusted EBITDA Change in Controllable Factors was ($6.8) million. These results yielded a payout of 105.9% of target bonus for each of the NEOs.

The determination of the bonus award paid to each NEO is summarized in the table below:

NEO	Salary	Target Bonus as % of Salary	Payout % of Target Bonus	Bonus Award
James C. Gouin	$525,000	110%	105.9%	$611,573
Mark Malcolm	$840,000	130%	105.9%	$1,156,428
Jeffrey L. Kersten*	$417,667	86.67%	105.9%	$385,617
Pär Malmhagen**	$422,378	60%	105.9%	$269,604
Michael Rajkovic	$625,000	110%	105.9%	$728,063
James Bernard	$440,000	80%	105.9%	$372,768

*	Mr. Kersten’s salary and target bonus percent is a combination of his annual base salary of $401,500 and a target bonus of 80% for the period of January 1 through August 31, and $450,000 and 100% for the period of September 1 through December 31.
**	Mr. Malmhagen’s salary of 401,500 Euro and target bonus of 242,000 Euro have been converted to United States Dollars (“USD”) using an exchange rate as of December 31, 2016 of 1 Euro equal to 1.052 USD (242,000 Euro x 1.052 x 105.9% = $269,604).

Long-Term Incentive Awards — 2010 Equity Incentive Plan

We believe providing our NEOs with equity interests in our Company motivates them to make decisions that will build the long-term value of the Company and aligns their interests with those of our stockholders.

During 2016, we granted RSUs and Performance Awards to each of our NEOs under the 2010 Equity Incentive Plan. The Compensation Committee sets a long-term incentive target value for each NEO based upon a review of the competitive practices of our peer companies and the individual performance, skills and tenure of each NEO. This target value was delivered 70% in Performance Awards and 30% in RSUs as shown in the “Grants of Plan-Based Awards” table.

We believe using a combination of RSUs and Performance Awards provides a balance between retaining our executives and motivating them to achieve specific business and value-creating objectives over a three-year performance period. No stock options were granted to NEOs during 2016.

Grants of RSUs During 2016

On March 4, 2016 the Compensation Committee granted RSUs covering the following number of shares of Company common stock to our NEOs pursuant to our 2010 Equity Incentive Plan:

NEO	RSUs Granted
James C. Gouin	6,771
Mark Malcolm	16,251
Jeffrey L. Kersten	2,589
Pär Malmhagen	3,085
Michael Rajkovic	8,867
James Bernard	4,256

The grant date value (i.e., our closing share price multiplied by the number of RSUs granted) of each NEO’s RSU award equaled 30% of the NEO’s assigned long-term incentive target value. These RSUs will vest ratably on March 6, 2017, March 6, 2018 and March 6, 2019 if the executive is employed by us on such vesting dates (except that Mr. Malcolm became vested in any remaining unvested outstanding awards upon his retirement on December 31, 2016 pursuant to his employment agreement). The RSUs will also vest in full upon the occurrence of a change in control of the Company, or in the event the executive’s employment terminates due to death or disability, as defined in our 2010 Equity Incentive Plan.

When dividends are distributed to shareholders, dividend equivalent units are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend record date and divided by the fair market value of the Company’s common stock on that date. Such dividend equivalent units vest at the same times as the RSUs to which they relate vest.

Grants of Performance Awards During 2016

On March 4, 2016, the Compensation Committee granted the following target Performance Awards to each NEO to tie a significant portion of NEO compensation to specific business performance results over the three-year performance period of January 1, 2016 through December 31, 2018:

NEO	Target Performance Award
James C. Gouin	$367,500
Mark Malcolm	$882,000
Jeffrey L. Kersten	$140,525
Pär Malmhagen	$167,460
Michael Rajkovic	$481,250
James Bernard	$231,000

The specific business performance metrics are our Adjusted EBIT Growth Rate (“EBIT Growth Rate”) and our Total Shareholder Return Percentile ranking among a group of peer companies (“TSR Percentile”). These two measures were selected based on the Compensation Committee’s review of the metrics used by our peers for similar awards and the desire to tie NEO rewards to the long-term interests of our shareholders.

50% of the Performance Award is earned based on our EBIT Growth Rate for the performance period. Adjusted EBIT is our earnings before interest and taxes for a fiscal year, adjusted to exclude the effect of extraordinary, unusual or nonrecurring items and is intended to be the same as reported in our fourth quarter earnings presentation for the relevant fiscal year. The EBIT Growth Rate is our cumulative Adjusted EBIT for the performance period stated in terms of an average annual percentage growth rate. Our NEOs will achieve the targeted amount of this portion of the Performance Award if our EBIT Growth Rate is 5% for the performance period.

The remaining 50% of the Performance Award is earned based on our TSR Percentile for the performance period. Total Shareholder Return is the total percentage return per share of common stock based on the average stock price over the first 20 trading days of the performance period compared to the average stock price over the last 20 trading days of the performance period assuming the reinvestment of dividends. Our NEOs will achieve the targeted amount of this portion of the Performance Award if our TSR Percentile is 50th for the performance period.

TSR Percentile is the percentile ranking of our Total Shareholder Return among the Total Shareholder Returns of the following group of 15 peer companies over the same performance period. The Compensation Committee believes these companies provide a good representation of the competitive business environment in which the Company operates.

American Axle & Manufacturing Holdings, Inc.	Lear Corporation
Autoliv, Inc.	Magna International, Inc.
BorgWarner Inc.	Martinrea International Inc.
Dana Holding Corporation	Meritor, Inc.
Delphi Automotive, PLC	Shiloh Industries, Inc.
Gentex Corp	Tenneco Inc.
Harman International Inds	Visteon Corporation
Johnson Controls, Inc.

The amount of the Performance Award paid is dependent upon achieved performance and may range from zero to 200% of the target amount. The following scales show the payouts at various achievement levels:

EBIT Growth Rate (50% Weighting)		TSR Percentile (50% Weighting)
%	Pay Out (% of Target)	Percentile Rank vs. Peers	Pay-Out (% of Target)
< 2%	0%	< 25th	0%
2%	50%	25th	50%
5%	100%	50th	100%
10%	200%	75th	200%

Payment of the Performance Award is made after the end of the performance period. A prorated target Performance Award would be paid after a change in control of the Company. A prorated Performance Award (based on actual performance results through the end of the preceding year) would also be paid after the termination of the executive without cause and termination due to death or disability, as defined in our 2010 Equity Incentive Plan.

In connection with his retirement, Mr. Malcolm was paid, pursuant to his employment agreement, a lump sum cash amount equal to $2,884,140, representing the sum of Mr. Malcolm’s earned 2015 performance award in the amount of $1,764,000 (calculated as the product of his target award of $882,000 and a payout percentage of 200% as of December 31, 2016) and his earned 2016 performance award in the amount of $1,120,140 (calculated as the product of his target award of $882,000 and a payout percentage of 127% as of December 31, 2016). See “NEO Employment Agreements — Mark Malcolm” for a description of additional amounts paid or payable to Mr. Malcolm in connection with his retirement.

Earned Payout under the 2014 Performance Award

During 2014, the Compensation Committee granted target Performance Awards to each NEO. Based on specific business performance results over the three year performance period ended on December 31, 2016, each NEO earned the following payout:

NEO	2014 Target Performance Award	Payout %	2014 Performance Award Payout
James C. Gouin	$248,063	178%	$441,552
Mark Malcolm	$882,000	178%	$1,569,960
Jeffrey L. Kersten	$110,250	178%	$196,245
Pär Malmhagen	$193,214	178%	$343,921
Michael Rajkovic	$404,250	178%	$719,565
James Bernard	$210,000	178%	$373,800

Retention Bonuses

The Company uses targeted cash retention bonuses in order to incentivize key executives to remain with the Company. Messrs. Kersten and Malmhagen are each eligible under their respective employment agreements for a retention bonus in the amount of $722,700 and 643,500 Euros, respectively, if they remain employed with Tower until December 31, 2017 or under certain circumstances in which their employment terminates before that date. Refer to “NEO Employment Agreements” for additional details regarding the retention bonuses.

Mr. Bernard was also eligible for a cash retention bonus in the amount of $792,000, which will be paid in January, 2018 in connection with his resignation from the Company (subject to his compliance with certain post-employment covenants). Refer to “NEO Employment Agreements” for additional details regarding the retention bonus and other amounts and benefits provided to Mr. Bernard in connection with his resignation.

Defined Contribution Plan Retirement Benefits

We maintain a 401(k) Plan, a tax qualified defined contribution plan, and the NEOs are eligible to participate in this plan. We match 100% of the first 1% of each participant’s compensation that is contributed to the plan and 50% of the next 5% of such participant’s compensation that is contributed to the plan, subject to applicable limits imposed by law.

Employment Agreements and Severance Benefits

The employment agreements with our NEOs provide for the payment of severance benefits to the NEOs under specified circumstances. We believe severance benefits help us attract key executive talent. In entering into these agreements, we considered the benefit of receiving confidentiality, non-competition, non-solicitation and non-disparagement protections. The amount and type of benefits under the employment agreements are described below under “NEO Employment Agreements” and “Potential Payments Upon Termination”.

Perquisites and Other Benefits

Messrs. Gouin and Rajkovic each receive a cash payment in lieu of perquisites in the annual gross amount of $25,000, as did Messrs. Malcolm and Bernard for 2016. Mr. Kersten receives a cash payment in lieu of perquisites in the annual gross amount of $15,000. Mr. Malmhagen received perquisites in the form of reimbursed relocation expenses and a company vehicle for 2016. We consider such amounts to be market competitive and part of the compensation package we believe is necessary to attract key talent. There are no restrictions on how each NEO may use such cash perquisites.

The NEOs participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Stock Ownership Guideline and Trading Policies

Since December 2014, the Compensation Committee has maintained equity ownership guidelines for our NEOs to further align the interests of our NEOs with stockholders. The equity ownership guideline is stated in terms of a multiple of base salary and is five (5) times base salary for our CEO and three (3) times base salary for our other NEOs. The NEOs have five (5) years to satisfy the guideline, and each is on track to satisfying the guideline.

Pursuant to our insider trading policy, our directors and NEOs are subject to certain anti-hedging restrictions, including a prohibition from making pledges, short sales, or transactions including options and other derivatives related to Tower stock.

Recoupment Policy in the Event of Financial Restatements

The Compensation Committee maintains a Recoupment Policy based on proposed “clawback” rules promulgated by the SEC pursuant to the Dodd-Frank Act in the event that we restate our financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws. Our policy applies to current and former executive officers who received cash or equity compensation based on our attainment of financial reporting measures during the three completed fiscal years immediately preceding the date the Company is required to restate previously issued financial statements. Compensation received that exceeds the amount that would have been paid based on our restated results is subject to recoupment in a method determined by the Compensation Committee consistent with our recoupment policy. Our Recoupment Policy is available on our website at www.towerinternational.com under Investor Relations — Corporate Governance”.

Stockholder Advisory Vote to Approve Executive Compensation

As described elsewhere in this Proxy Statement, every year, our annual proxy materials will include a non-binding resolution seeking stockholder approval of the compensation paid to our NEOs (a say-on-pay vote). The say-on-pay vote that occurred at the 2016 Annual Meeting of Stockholders resulted in 77.8% of the shares voted approving the compensation paid to our NEOs, excluding those abstaining from voting. The vote confirmed the appropriateness of pay policies and programs; therefore, the Compensation Committee did not consider changing our compensation policies as a result of the vote.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million per year paid by a publicly held corporation to its principal executive officer and to each of its three other most highly compensated executive officers, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). The Compensation Committee intends to consider the potential impact of Section 162(m) on compensation decisions and, where appropriate, to structure certain compensation arrangements so 162(m) deduction limits are not applicable, but reserves the right to approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in order to provide competitive compensation packages.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

By the Compensation Committee,

Dev Kapadia, Chairman
Nicholas Chabraja
Thomas K. Brown

COMPENSATION MATTERS

2016 Summary Compensation Table

The following table summarizes, for our three most recently completed fiscal years, the compensation of (i) our Chief Executive Officer and Chief Financial Officer, (ii) each other person who served as our Chief Financial Officer or Chief Executive Officer during 2016, and (iii) each of our three other most highly compensated executive officers in fiscal 2016 who were serving as executive officers on December 31, 2016. We refer to these individuals as our “Named Executive Officers” or “NEOs”. We did not grant stock options to our NEOs during any of such fiscal years.

Name and Principal Position	Year		Salary	Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation		Total
James C. Gouin Chief Financial Officer (through 8/31/16) President (since 9/1/16)	2016		$525,000	$—		$305,044	(3)	$859,636	(6)	$37,908	(8)	$1,727,588
	2015		$525,000	$—		$310,022	(4)	$879,848	(7)	$37,641	(8)	$1,752,511
	2014		$472,500	$—		$211,729	(5)	$478,761		$36,795	(8)	$1,199,785
Mark Malcolm Chief Executive Officer (retired 12/31/16) President (through 8/31/16)	2016		$840,000	$6,000,000	(9)	$732,121	(3)	$3,802,428	(6)	$39,242	(8)	$11,413,791
	2015		$840,000	$—		$744,042	(4)	$2,076,648	(7)	$38,975	(8)	$3,699,665
	2014		$840,000	$—		$7,566,745	(5)	$1,053,780		$38,800	(8)	$9,499,324
Jeffrey L. Kersten Chief Financial Officer (since 9/1/16)	2016		$417,667	$—		$116,641	(3)	$495,867	(6)	$27,098	(10)	$1,057,273

Pär Malmhagen President, Europe	2016	(15)	$422,378	$422,378	(11)	$138,992	(3)	$462,818	(6)	$99,293	(12)	$1,545,859
	2015	(16)	$396,427	$635,369	(13)	$132,233	(4)	$444,201	(7)	$101,716	(12)	$1,709,945
	2014	(17)	$441,614	$60,495	(14)	$164,931	(5)	$256,862		$93,810	(12)	$1,017,711
Michael Rajkovic Executive Vice President and Chief Operating Officer	2016		$625,000	$—		$399,468	(3)	$1,132,313	(6)	$36,588	(8)	$2,193,369
	2015		$625,000	$—		$405,964	(4)	$1,156,375	(7)	$35,394	(8)	$2,222,733
	2014		$577,500	$—		$345,054	(5)	$585,152		$35,219	(8)	$1,542,924
James Bernard, President, Americas	2016		$440,000	$—		$191,741	(3)	$582,768	(6)	$37,549	(8)	$1,252,059
	2015		$400,000	$720,000	(9)	$177,140	(4)	$560,080	(7)	$37,248	(8)	$1,894,468
	2014		$400,000	$—		$179,259	(5)	$308,800		$37,071	(8)	$925,130

(1)	Represents the aggregate grant date fair value of the Total Shareholder Return (TSR) portion of Performance Awards and the RSU stock awards. The TSR portion of the Performance Awards is cash-denominated and cash-settled. The assumptions used by us in making these calculations are described in Note 12 of the Notes to our 2016 year-end consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Represents the aggregate amounts earned pursuant to the Tower Bonus Plan; and for 2015 and 2016 the Earnings Per Share (EPS) portion of the performance award granted in 2013 and 2014, respectively.
(3)	For Mr. Gouin, this amount includes $147,551 representing the grant date fair value of the TSR portion of the Performance Award granted on 3/4/2016 and $157,493 representing the aggregate grant date fair value of the RSU stock award granted on 3/4/2016. The amounts representing the grant date fair value of the TSR portion of the Performance Award granted on 3/4/2016 for the other NEOs were as follows: $354,123 for Malcolm; $56,421 for Kersten; $67,235 for Malmhagen, $193,222 for Rajkovic; and $92,746 for Bernard. The TSR portion of the Performance Award was valued at 80.3% of target, determined using a Monte Carlo valuation. The amounts representing the aggregate grant date fair value of the RSU stock award granted on 3/4/2016 for the other NEOs were as follows: $377,998 for Malcolm; $60,220 for Kersten; $71,757 for Malmhagen, $206,246 for Rajkovic; and $98,995 for Bernard.
(4)	For Mr. Gouin, this amount includes $152,513 representing the grant date fair value of the TSR portion of the Performance Award granted on 3/6/2015 and $157,509 representing the aggregate grant date fair value of the RSU stock award granted on 3/6/2015. The amounts representing the grant date fair value of the TSR portion of the Performance Award granted on 3/6/2015 for the other NEOs were as follows: $366,030 for Malcolm; $65,055 for Malmhagen, $199,719 for Rajkovic; and $87,150 for Bernard. The TSR portion of the Performance Award was valued at 83% of target, determined using a Monte Carlo valuation. The amounts representing the aggregate grant date fair value of the RSU stock award granted on 3/6/2015 for the other NEOs were as follows: $378,012 for Malcolm; $67,179 for Malmhagen, $206,245 for Rajkovic; and $89,990 for Bernard.
(5)	For Mr. Gouin, this amount includes $105,427 representing the grant date fair value of the TSR portion of the Performance Award granted on 3/6/2014; and $106,303 representing the aggregate grant date fair value of the RSU stock award granted on 3/6/2014. The amounts representing the grant date fair value of the TSR portion of the Performance Award granted on 3/6/2014 for the other NEOs were as follows: $374,850 for Malcolm; $82,116 for Malmhagen, $171,806 for Rajkovic; and $89,250 for Bernard. The TSR portion of the Performance Award was valued at 85% of target, determined using a Monte Carlo valuation. The amounts representing the aggregate grant date fair value of the RSU stock award granted on 3/6/2014 for the other NEOs were as follows: $377,997 for Malcolm; $82,815 for Malmhagen, $173,248 for Rajkovic; and $90,009 for Bernard. For Mr. Malcolm, the amount also includes $6,813,898 related to the Stock Appreciation Incentive Award granted on 7/28/2014, determined using a Monte Carlo valuation. No actual value was paid to Mr. Malcolm in 2014 under this incentive. Company share price must exceed a threshold of $40.59 for this incentive to provide any value to Mr. Malcolm.
(6)	For Mr. Gouin, this amount represents $611,573 earned pursuant to the 2016 Tower Bonus Plan and $248,063 earned pursuant to the EPS portion of the Performance Award granted on 3/6/2014. The amounts earned pursuant to the 2016 Tower Bonus Plan for the other NEOs were as follows: $1,156,428 for Malcolm; $385,617 for Kersten; $269,604 for Malmhagen, $728,063 for Rajkovic; and $372,768 for Bernard. The amounts earned pursuant to the EPS portion of the Performance Award granted on 3/6/2014 for the other NEOs were as follows: $882,000 for Malcolm; $110,250 for Kersten; $193,214 for Malmhagen, $404,250 for Rajkovic; and $210,000 for Bernard. For Mr. Malcolm, the amount also includes $882,000 earned pursuant to the EPS portion of the Performance Award granted on 3/6/2015 and $882,000 earned pursuant to the EBIT portion of the Performance Award granted on 3/4/2016.
(7)	For Mr. Gouin, this amount represents $631,785 earned pursuant to the 2015 Tower Bonus Plan and $248,063 earned pursuant to the EPS portion of the Performance Award granted on 3/5/2013. The amounts earned pursuant to the 2015 Tower Bonus Plan for the other NEOs were as follows: $1,194,648 for Malcolm; $261,403 for Malmhagen, $752,125 for Rajkovic; and $350,080 for Bernard. The amounts earned pursuant to the EPS portion of the Performance Award granted on 3/5/2013 for the other NEOs were as follows: $882,000 for Malcolm; $182,798 for Malmhagen, $404,250 for Rajkovic; and $210,000 for Bernard.
(8)	Represents non-accountable cash perquisites of $25,000, income associated with certain benefits and Company paid benefits.
(9)	Represents the $3 million retention and the $3 million Transition Bonus earned by Mr. Malcolm on December 31, 2016.
(10)	Represents non-accountable cash perquisites of $15,000, income associated with certain benefits and Company paid benefits.
(11)	Represents a cash retention bonus earned in 2016.
(12)	Amount represents company-paid benefits toward reimbursed relocation expenses, automobile, pension and other insurances and certain health-related subsidies.
(13)	Represents a cash retention bonus earned on December 31, 2015.
(14)	Represents $60,495 payment of a one-off retention bonus paid in January, 2014 pursuant to employment agreement.
(15)	Euro converted to USD using a foreign exchange rate as of 12/31/16 of 1 Euro equal to 1.052 USD.
(16)	Euro converted to USD using a foreign exchange rate as of 12/31/15 of 1 Euro equal to 1.0861 USD.
(17)	Euro converted to USD using a foreign exchange rate as of 12/31/14 of 1 Euro equal to 1.2099 USD.

Grants of Plan-Based Awards

The following sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2016 made to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
James C. Gouin	1/1/2016	$0	$577,500	$1,155,000
	3/4/2016	$0	$183,750	$367,500				6,771	$23.26	$157,493
	3/4/2016				$0	$183,750	$367,500			$147,551
Mark Malcolm(5)	1/1/2016	$0	$1,092,000	$2,184,000
	3/4/2016	$0	$441,000	$882,000				16,251	$23.26	$377,998
	3/4/2016				$0	$441,000	$882,000			$354,123
Jeffrey L. Kersten	1/1/2016	$0	$417,667	$835,334
	3/4/2016	$0	$70,263	$140,525				2,589	$23.26	$60,220
	3/4/2016				$0	$70,263	$140,525			$56,421
Pär Malmhagen(6)	1/1/2016	$0	$254,584	$509,168
	3/4/2016	$0	$83,730	$167,460				3,085	$23.26	$71,757
	3/4/2016				$0	$83,730	$167,460			$67,235
Michael Rajkovic	1/1/2016	$0	$687,500	$1,375,000
	3/4/2016	$0	$240,625	$481,250				8,867	$23.26	$206,246
	3/4/2016				$0	$240,625	$481,250			$193,222
James Bernard	1/1/2016	$0	$352,000	$704,000
	3/4/2016	$0	$115,500	$231,000				4,256	$23.26	$98,995
	3/4/2016				$0	$115,500	$231,000			$92,746

(1)	The amounts granted on 1/1/2016 relate to the 2016 Tower Bonus Plan. For the actual bonus amounts earned in 2016, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The amounts granted on 3/4/2016 relate to the EBIT portion of the Performance Awards granted to the Named Executive Officers. The Performance Awards vest after 12/31/2018 based on performance results.
(2)	The amounts granted on 3/4/2016 relate to the TSR portion of the Performance Awards granted to the Named Executive Officers. The Performance Awards vest after 12/31/2018 based on performance results.
(3)	Awards reflect the number of RSUs granted to the NEOs, excluding any dividend equivalent units. The RSUs granted on 3/4/2016 vest ratably over three years. Effective November 10, 2015, when dividends are distributed to shareholders, dividend equivalent units are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend record date and divided by the fair market value of the Company’s common stock on that date. Such dividend equivalent units vest at the same times as the RSUs to which they relate vest.
(4)	The grant date fair value of RSUs is the base price of stock awards, multiplied by the number of RSUs awarded. The grant date fair value of the TSR portion of the Performance Award granted on 3/4/2016 was valued at 80.3% of target, determined using a Monte Carlo valuation.
(5)	Any non-vested awards became fully vested effective 1/1/17 per Mr. Malcolm's employment agreement.
(6)	For amount granted on 1/1/2016, Euro converted to USD using a foreign exchange rate as of 12/31/16 of 1 Euro equal to 1.052 USD.

The RSUs and Performance Awards granted during 2016 were granted pursuant to our 2010 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Tables

The following 2016 Outstanding Equity Awards at Fiscal Year-End tables summarize our NEOs’ outstanding equity awards under the 2010 Equity Incentive Plan at December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date(1)
James C. Gouin	10/14/2010	9,396	0	$13.00	10/14/2020
	3/6/2012	27,422	0	$11.71	3/6/2022
Mark Malcolm	10/14/2010	100,227	0	$13.00	10/14/2020
	3/6/2012	146,253	0	$11.71	3/6/2022
Jeffrey L. Kersten	10/14/2010	12,528	0	$13.00	10/14/2020
	3/6/2012	18,282	0	$11.71	3/6/2022
Pär Malmhagen	6/1/2012	5,161	0	$12.66	6/1/2022
Michael Rajkovic	10/14/2010	15,312	0	$13.00	10/14/2020
	3/6/2012	44,688	0	$11.71	3/6/2022
James Bernard	3/6/2012	11,606	0	$11.71	3/6/2022

			STOCK AWARDS
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2),(3) ($)
James C. Gouin	3/6/2014	(4)	1,367	$38,754
	3/6/2015	(5)	4,099	$116,207
	3/4/2016	(6)	6,861	$194,509
Mark Malcolm(7)	3/6/2014		0	$—
	3/6/2015		0	$—
	3/4/2016		0	$—
Jeffrey L. Kersten	3/6/2014	(4)	608	$17,237
	3/6/2015	(5)	1,425	$40,399
	3/4/2016	(6)	2,623	$74,362
Pär Malmhagen	3/6/2014	(4)	1,065	$30,193
	3/6/2015	(5)	1,748	$49,556
	3/4/2016	(6)	3,126	$88,622
Michael Rajkovic	3/6/2014	(4)	2,229	$63,192
	3/6/2015	(5)	5,368	$152,183
	3/4/2016	(6)	8,984	$254,696
James Bernard	3/6/2014	(4)	1,158	$32,829
	3/6/2015	(5)	2,342	$66,396
	3/4/2016	(6)	4,312	$122,245

(1)	Refers to stock options.

(2)	This column shows the number of unvested RSUs, in each case including whole and partial dividend equivalent units (rounded) through December 31, 2016, that will vest if, as and when the RSUs to which such dividend equivalaent units relate become vested.
(3)	Market Value is the number of units multiplied by $28.35 (the closing sales price of our common stock on the NYSE on December 30, 2016).
(4)	Units vest on March 6, 2017.
(5)	Units vest ratably on March 6, 2017 and March 6, 2018.
(6)	Units vest ratably on March 6, 2017, March 6, 2018 and March 6, 2019.
(7)	Any non-vested awards became fully vested effective 1/1/17 per Mr. Malcolm's employment agreement.

Equity Exercises and Vesting During 2016 Table

The table below shows the number of stock options exercised and RSUs acquired on vesting in 2016 and the value realized by the NEOs.

	Options Exercised and Stock Vested
	Option Awards			Stock Awards
	2016 Exercise Date	Number of Shares Acquired on Exercise in 2016 (#)	Value Realized on Exercise in 2016(1) ($)	2016 Vesting Date	Number of Shares Acquired on Vesting in 2016(2) (#)	Value Realized on Vesting in 2016(3) ($)
James C. Gouin				3/6/2016	6,125	$144,495
Mark Malcolm(4)				3/6/2016	19,441	$458,617
				1/1/2017	31,169	$883,628
Jeffrey L. Kersten				3/6/2016	2,526	$59,586
Pär Malmhagen				3/6/2016	3,943	$93,017
Michael Rajkovic				3/6/2016	9,334	$220,178
James Bernard				3/6/2016	4,628	$109,185

(1)	Value realized is the number of shares acquired mulitiplied by an amount equal to the stock price on exercise minus the option price.
(2)	Number of shares acquired are rounded due to partial dividend equivalent units associated with RSUs.
(3)	Value realized is the number of whole and partial shares acquired (including dividend equivalent units) multiplied by the stock price on vesting.
(4)	The number of shares acquired on vesting in 2016 for Mr. Malcolm includes RSU and dividend equivalent units associated with such RSUs, that became vested on 1/1/17 as shown.

NEO Employment Agreements

James C. Gouin

In connection with Mr. Gouin’s appointment as Chief Executive Officer, Mr. Gouin entered into an amended and restated employment agreement effective January 1, 2017 which superseded his prior employment agreement which was entered into on October 27, 2014 (the “prior Gouin employment agreement”) and remained in effect through December 31, 2016. The terms of the amended and restated employment agreement provide for:

•	an annual base salary of $800,000, subject to periodic review and adjustment by the Compensation Committee of the Board. Mr. Gouin’s annual base salary in effect during 2016 under the prior Gouin employment agreement was $525,000;
•	eligibility for a variable annual bonus with a target amount equal to 125% of base salary. Mr. Gouin’s variable annual bonus target amount for 2016 under the prior Gouin employment agreement was 110% of base salary; and
•	eligibility for an annual long-term incentive (“LTI”) award pursuant to our 2010 Equity Incentive Plan with a target amount equal to 250% of base salary.

Mr. Gouin’s amended and restated employment agreement provides for an initial term expiring on December 31, 2017, but is subject to automatic extension for successive one-year periods unless either he or the Company gives the other at least 60 calendar days’ written notice of non-renewal. Mr. Gouin’s amended and restated employment agreement also provides for severance payments and benefits in the event of his involuntary termination of employment without cause (including due to death, disability or the Company’s non-renewal of the term) or resignation for good reason. Enhanced severance pay and benefits are also payable if he is involuntarily terminated without cause or resigns for good reason within two years following a change in control of the Company.

Mark Malcolm

As discussed in the “Compensation Discussion and Analysis” section above, Mr. Malcolm stepped down as President effective September 1, 2016 and retired as our Chief Executive Officer effective December 31, 2016.

Pursuant to the amended and restated employment agreement between Mr. Malcolm and the Company dated as of July 28, 2014, for 2016 Mr. Malcolm’s base salary was $840,000, and he was eligible for an annual target incentive of 130% of his annual base salary and an annual LTI award pursuant to the 2010 Equity Incentive Plan having a target gross amount equal to 150% of his base salary.

Pursuant to the employment agreement, upon his retirement, Mr. Malcolm became vested in 31,169 outstanding RSUs (including associated dividend equivalent units). The value of the RSUs was $883,628 based on the closing price of our stock on December 30, 2016 ($28.35 per share). Mr. Malcolm received a bonus for 2016 under the 2016 Tower Bonus Plan in the amount of $1,156,428 and, as described under “Earned Payout Under the 2014 Performance Award” and “Grants of Performance Awards during 2016”, an aggregate amount equal to $4,454,100 in respect of his 2014, 2015 and 2016 cash-based performance awards.

Mr. Malcolm’s employment agreement provided the following additional incentives to encourage him to (i) continue his employment to December 31, 2016, (ii) facilitate a successful chief executive officer succession and other officer transition plan for the Company, and (iii) create shareholder value:

•	a retention bonus in the amount of $3,000,000, which was earned by Mr. Malcolm and is payable in a cash lump sum in July 2017;
•	a special transition cash bonus in the amount of $3,000,000, which was earned by Mr. Malcolm and is payable in a cash lump sum in July 2017; and
•	a stock appreciation incentive award which was not earned by Mr. Malcolm.

Jeffrey L. Kersten

In connection with Mr. Kersten’s appointment as Executive Vice President and Chief Financial Officer, effective September 1, 2016, to succeed Mr. Gouin in such position, Mr. Kersten and the Company entered into an amended and restated employment agreement which superseded his prior employment agreement (the “prior Kersten employment agreement”). The terms of the amended and restated employment agreement provide for:

•	an annual base salary of $450,000, subject to periodic review and adjustment by the Compensation Committee. Mr. Kersten’s annual base salary in effect before September 1, 2016 under the prior Kersten employment agreement (when he held the title of Senior Vice President, Business Development and Corporate Controller) was $401,500;
•	eligibility for a variable annual bonus with a target amount equal to 100% of base salary. Mr. Kersten’s variable annual bonus target amount under the prior Kersten employment agreement for the period ended August 31, 2016 was 80% of base salary; and
•	eligibility for an annual LTI award pursuant to our 2010 Equity Incentive Plan with a target amount equal to 100% of base salary.

Mr. Kersten remains eligible for a cash retention bonus that was provided by the prior Kersten employment agreement in the amount of $722,700. Mr. Kersten will be entitled to payment of the retention bonus if he remains employed with the Company through December 31, 2017. The retention bonus is also payable (if not yet paid) if his employment is terminated by the Company without cause, if he resigns for good reason in circumstances other than a change in control of the Company or if his employment terminates due to death or disability.

Mr. Kersten’s amended and restated employment agreement provides for an initial term expiring on December 31, 2017, but is subject to automatic extension for successive one-year periods unless either he or the Company gives the other at least 60 calendar days’ written notice of non-renewal. Mr. Kersten’s amended and restated employment agreement also provides for severance payments and benefits in the event of his involuntary termination of employment without cause (including due to death, disability or the Company’s non-renewal of the term) or resignation for good reason. Enhanced severance pay and benefits are also payable if he is involuntarily terminated without cause or resigns for good reason within two years following a change in control of the Company.

Pär Malmhagen

In connection with Mr. Malmhagen’s appointment as President effective January 19, 2017, Mr. Malmhagen and the Company entered into an employment agreement which superseded his prior employment agreement (also referred to as a service agreement) between Mr. Malmhagen and Tower Automotive Holding GmbH (the “prior Malmhagen employment agreement”). The terms of the amended and restated employment agreement provide for:

•	an annual base salary of $675,000, subject to periodic review and adjustment by the Compensation Committee. Mr. Malmhagen’s annual base salary in effect during 2016 under the prior Malmhagen employment agreement (when he held the title of President of Tower Europe) was 401,500 Euro;
•	eligibility for a variable annual bonus with a target amount equal to 110% of base salary. For 2016, Mr. Malmhagen was eligible for a variable annual bonus with a gross target amount equal to 242,000 Euro; and
•	eligibility for an annual LTI award pursuant to our 2010 Equity Incentive Plan with a target amount equal to 120% of base salary. For 2016, Mr. Malmhagen was eligible for an LTI award based on a target value of 220,000 Euro.

Mr. Malmhagen remains eligible for a cash retention bonus that was provided by the prior Malmhagen employment agreement in the amount of 643,500 Euro. Mr. Malmhagen will be entitled to payment of the retention bonus if he remains employed with the Company through December 31, 2017. The retention bonus is also payable (if not yet paid) if his employment is terminated by the Company without cause, if he resigns for good reason in circumstances other than a change in control of the Company or if his employment terminates due to death or disability.

Mr. Malmhagen’s employment agreement provides for an initial term expiring on December 31, 2017, but is subject to automatic extension for successive one-year periods unless either he or the Company gives the other at least 60 calendar days’ written notice of non-renewal. Mr. Malmhagen’s employment agreement also provides for severance payments and benefits in the event of his involuntary termination of employment without cause (including due to death, disability or the Company’s non-renewal of the term) or resignation for good reason. Enhanced severance pay and benefits are also payable if he is involuntarily terminated without cause or resigns for good reason within two years following a change in control of the Company.

Michael Rajkovic

Mr. Rajkovic, our Executive Vice President and Chief Operating Officer, entered into an amended and restated employment agreement with the Company effective January 1, 2017, which superseded his prior employment agreement (the “prior Rajkovic employment agreement”). The terms of the amended and restated employment agreement provide for:

•	an annual base salary of $650,000, subject to periodic review and adjustment by the Compensation Committee. Mr. Rajkovic’s annual base salary in effect during 2016 under the prior Rajkovic employment agreement was $625,000;
•	eligibility for a variable annual bonus with a target amount equal to 110% of base salary; and
•	eligibility for an annual LTI award pursuant to our 2010 Equity Incentive Plan with a target amount equal to 110% of base salary.

Mr. Rajkovic’s employment agreement provides for a term that expires on December 31, 2019, at which time Mr. Rajkovic will retire from employment with the Company. Upon retirement on December 31, 2019, subject to Mr. Rajkovic’s execution of a release of claims, he will receive (i) an amount equal to the sum of one year’s base salary and an average of the annual bonuses paid to him for the three fiscal years prior to his retirement date, (ii) an annual bonus for the 2019 fiscal year (based on actual performance results for such year), (iii) continued vesting of all then unvested equity and cash-based performance awards at the time(s) that vesting would have occurred had he remained employed (determined in the case of cash-based performance awards, based on actual performance through the retirement date) without pro-ration for any partially completed performance periods, and (iv) continued health coverage for up to twelve months at the rate the Company charges active employees.

James Bernard

As discussed in the “Compensation Discussion and Analysis” section above, Mr. Bernard, formerly President, Americas, resigned effective January 31, 2017. The terms of the employment agreement between Mr. Bernard and the Company, in effect during 2016 and through January 31, 2017, provided for:

•	an annual base salary of $440,000; and
•	eligibility for a variable annual bonus with a target amount equal to 80% of base salary.

In consideration for Mr. Bernard’s agreement to extend his post-employment non-competition and non-solicitation period from twelve months to eighteen months and a general release of claims, the Company agreed to provide Mr. Bernard the following severance pay and benefits:

•	continuation of his annual base salary of $440,000 for one year;
•	payment of a pro rata bonus for 2017 based on the number of days he was employed by the Company in 2017 (to the extent that bonuses are earned for 2017). That amount, if payable, will be paid in 2018 when bonuses for 2017 are generally paid;
•	payment of the cash retention bonus in the amount of $792,000 which he would have received had he continued in employment through December 31, 2017. That amount is payable in January 2018;
•	an additional cash payment in the amount of $1,090,468 in respect of bonuses and the 2014 performance award that Mr. Bernard would have otherwise earned;
•	continued health coverage for up to eighteen months at the rate the Company charges active employees;
•	continued vesting of his 7,683 outstanding restricted stock units in accordance with the vesting schedule applicable to those units; and
•	continued eligibility for his 2015 and 2016 performance awards, which will be determined and paid as though Mr. Bernard had continued in employment with the Company.

Potential Payments Upon Termination

The following table provides information as to the approximate amounts that would have been payable to the NEOs if they had terminated employment under the circumstances described in the table on December 31, 2016. However, Mr. Malcolm is not included in the table since he retired on December 31, 2016. Refer to “NEO Employment Agreements — Mark Malcolm” for a summary of the payments and benefits to which Mr. Malcolm is or was entitled to as a result of his retirement.

The table does not include benefits under plans that are generally available to all salaried employees and that do not discriminate in favor of executive officers.

A number of factors could affect the amount of certain of the benefits included in the table, including the timing during a year when an event occurs, and the Company’s stock price at the time. Accordingly, the actual amounts payable upon any of the events below could be different than those shown.

	Involuntary Termination Prior to a Change in Control(1)		Involuntary Termination on or Within Two Years Following a Change in Control(2)(3)
James C. Gouin(4)
Cash Severance	$2,211,573	(5)	$6,011,573	(6)
Accelerated Vesting of Equity and LTI Awards	$1,992,764	(7)	$1,332,550	(8)
Health Insurance(9)	$12,665		$16,887
Total	$4,217,002		$7,361,009
Jeffrey L. Kersten
Cash Severance	$1,128,501	(10)	$2,185,617	(11)
Accelerated Vesting of Equity Awards	—		$510,523	(12)
Retention Bonus	$722,700	(13)	—
Health Insurance(9)	$12,665		$16,887
Total	$1,863,866		$2,713,026
Pär Malmhagen
Cash Severance	$1,196,256	(10)	$3,104,604	(11)
Accelerated Vesting of Equity Awards	—		$685,803	(12)
Retention Bonus	$676,962	(13)	—
Health Insurance(9)	—		—
Total	$1,873,218		$3,790,407
Michael Rajkovic
Cash Severance	$2,041,978	(10)	$3,353,063	(11)
Accelerated Vesting of Equity Awards	$2,763,324	(15)	$1,836,821	(16)
Retention Bonus	—		—
Health Insurance(9)	$13,160		$17,547
Total	$4,818,462		$5,207,431
James Bernard
Cash Severance	$1,160,715	(10)	$1,956,768	(11)
Accelerated Vesting of Equity Awards	—		$872,470	(12)
Retention Bonus	$792,000	(13)	—
Health Insurance(9)	$12,665		$16,887
Total	$1,965,380		$2,846,125

(1)	Involuntary termination for this purpose means an involuntary termination without Cause (as defined in the executive’s employment agreement), including due to the executive's disability; a resignation by the executive, except in the case of Mr. Bernard, for Good Reason (as defined in the executive’s employment agreement); or a failure of the Company to extend the employment term. For each NEO, the cash severance and health insurance benefits set forth below are also paid or provided in the event of the executive's termination of employment due to death.
(2)	Includes an involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason on or within two years following a Change in Control (as defined in the executive’s employment agreement).
(3)	Each executive’s employment agreement provides that the aggregate payments and benefits payable to him as a result of an involuntarily termination occurring on or after a Change in Control will be reduced to the extent necessary to prevent the payments and benefits from being subject to an excise tax under Section 4999 of the Code unless, after an executive’s payment of all taxes and penalties, the executive has an after-tax benefit that exceeds his after-tax benefit capped at the maximum amount that would avoid a penalty under Section 4999 of the Code.
(4)	Based on Mr. Gouin’s Second Amended and Restated Employment Agreement effective January 1, 2017.
(5)	Mr. Gouin’s cash severance amount equals the sum of (i) two times Mr. Gouin’s annualized base salary in effect as of the effective date of termination payable in twelve equal monthly installments, and (ii) a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination. The aggregate amount shown is based on Mr. Gouin's base salary as of January 1, 2017 ($800,000) and his 2016 annual bonus ($611,573).
(6)	The cash severance is equal to the sum of (i) three times Mr. Gouin’s annualized base salary in effect as of the effective date of termination payable in twelve equal monthly installments, plus (ii) an amount equal to three times his target bonus for the year of termination, plus a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination. For purposes of this presentation, because of Mr. Gouin's elevation to Chief Executive Officer effective January 1, 2017, the aggregate amount shown is based on Mr. Gouin’s annualized base salary in effect as of January 1, 2017 ($800,000), his target bonus in effect for 2017 ($1,000,000) and his 2016 annual bonus ($611,573).
(7)	The figure represents the sum of the value of unvested equity and performance awards for which vesting would be accelerated, as follows: (i) the value of Mr. Gouin's 12,328 RSUs (including dividend equivalent units) as of December 31, 2016, multiplied by the closing price of our common stock on December 30, 2016 ($28.35 per share); (ii) the value of the 2014 Performance Award of $441,552 assuming a payout of 178% as of December 31, 2016; (iii) the value of the 2015 Performance Award of $735,000 assuming a payout of 200% as of December 31, 2016; and (iv) the value of the 2016 Performance Award of $466,725 assuming a payout of 127% as of December 31, 2016.
(8)	The figure represents the sum of the value of unvested equity and performance awards for which vesting would be accelerated, as follows: (i) the value of Mr. Gouin's 12,328 RSUs (including dividend equivalent units) as of December 31, 2016 as set forth in Note (7) above; (ii) the value of the 2014 Performance Award of $248,063 assuming a target payout; (iii) the value of the 2015 Performance Award of $367,500 assuming a target payout; and (iv) the value of the 2016 Performance Award of $367,500 assuming a target payout. Mr. Gouin’s equity and performance-based awards also vest upon a Change in Control regardless of whether or not his employment terminates, without proration.
(9)	Each of Messrs. Gouin, Kersten, Malmhagen and Rakjovic is (and Mr. Bernard was) entitled to COBRA health insurance coverage for twelve months following termination of employment (eighteen months in the event of an involuntary termination on or within two years following a Change in Control) to the extent that the COBRA premiums exceed the monthly amount charged active employees by the Company for health coverage. The figures presented represent the estimated amount of such cost based on the coverage, if any, each executive had in effect as of December 31, 2016.
(10)	The cash severance amount shown is equal to the sum of (i) one times the executive’s annualized base salary in effect as of the effective date of termination payable in twelve equal monthly installments, plus (ii) an amount equal to the average of his bonuses for the three fiscal years preceding the year of termination, plus a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination. The amount shown with respect to Mr. Kersten is based on his annualized base salary in effect as of December 31, 2016 ($450,000), the average of his bonuses for the three fiscal years ended December 31, 2015 ($292,884) and his 2016 annual bonus ($385,617). For purposes of this presentation, because of Mr. Malmhagen's appointment as President effective January 19, 2017, the amount shown with respect to him is based on his employment agreement that became effective January 19, 2017, his annualized base salary under such employment agreement ($675,000), the average of his bonuses for the three fiscal years ended December 31, 2015 ($251,652) and his 2016 annual bonus (256,278 Euro or $269,604 based on the conversion factor described in note (13)). The amount shown with respect to Mr. Rajkovic is based on his annualized base salary in effect as of December 31, 2016 ($625,000), the average of his bonuses for the three fiscal years ended December 31, 2015 ($688,915) and his 2016 annual bonus ($728,063). The amount shown with respect to Mr. Bernard is based on his annualized base salary in effect as of December 31, 2016 ($440,000), the average of his bonuses for the three fiscal years ended December 31, 2015 ($347,947) and his 2016 annual bonus ($372,768).
(11)	The cash severance amount shown is equal to the sum of (i) two times the executive’s annualized base salary in effect as of the effective date of termination payable in twenty-four equal monthly installments, plus (ii) two times the executive’s target bonus for the year of termination, plus a pro-rated bonus based on the number of days in the calendar year up to and including the date of termination, based on the actual awards for the plan year of termination, payable by March 15 of the year after the year of termination. The amount shown with respect to Mr. Kersten is based on his annualized base salary in effect as of December 31, 2016 ($450,000), an assumed target bonus ($450,000) and his 2016 annual bonus ($385,617). The amount shown with respect to Mr. Malmhagen is based on his employment agreement that became effective January 19, 2017, his annualized base salary in effect under such employment agreement ($675,000), an assumed target bonus ($742,500) and his 2016 annual bonus (256,278 Euro or $269,604 based on the conversion factor described in note (13)) . The amount shown with respect to Mr. Rajkovic is based on his annualized base salary in effect as of December 31, 2016 ($625,000), an assumed target bonus ($687,500) and his 2016 annual bonus ($728,063). The amount shown with respect to Mr. Bernard is based on his annualized base salary in effect as of December 31, 2016 ($440,000), an assumed target bonus ($352,000) and his 2016 annual bonus ($372,768).
(12)	All outstanding equity awards of the executive fully vest upon a Change in Control. The figures shown above represent the value of the unvested RSUs (including dividend equivalent units) held by the indicated executive as of December 31, 2016 based on the closing price of our common stock on December 30, 2016 ($28.35 per share). As of December 31, 2016, Messrs. Kersten, Malmhagen and Bernard held 4,656, 5,939 and 7,812 RSUs (including dividend equivalent units), respectively. The figures shown above also include the aggregate value of outstanding performance awards as of December 31, 2016 based on target payout, without proration.
(13)	Figure shows the retention bonus amount that the executive would be entitled to receive in the event of an involuntary termination under the circumstance presented. The retention bonuses are also payable in the event of termination of employment prior to a Change in Control due to death or disability. The amount shown is payable in a lump sum, in general, immediately following the date the executive has a vested right to the bonus. Mr. Malmhagen’s Retention Bonus is 643,500 Euros, and has for purposes of this presentation been converted to dollars based on a reported foreign exchange rate as of December 31, 2016 of one Euro being equal to $1.052.
(14)	Under the circumstance presented, Mr. Rajkovic would, pursuant to his Second Amended and Restated Employment Agreement, continue to vest in his equity and performance-based awards at the times that such awards would have vested had his employment not been terminated. In the case of cash-based performance awards, the amount to which he would be entitled is based on the amount of the award that would have been earned had the relevant performance period ended on his planned retirement date (December 31, 2019) based on actual performance results and without proration. The figure shown represents (i) the value of his 16,581 unvested RSUs (including dividend equivalent units) as of December 31, 2016, multiplied by the closing price of our common stock on December 30, 2016 ($28.35 per share), and (ii) the aggregate value of outstanding performance awards as of December 31, 2016, without proration.
(15)	Under Mr. Rajkovic's Second Amended and Restated Employment Agreement, he will be fully vested in his equity and performance-based awards upon a Change in Control. His cash-based performance awards in that circumstance will be paid at target without proration. The figure shown represents (i) the value of his unvested RSUs (including dividend equivalent units) as of December 31, 2016 (as set forth in Note (14) above), and (ii) the aggregate value of outstanding performance awards as of December 31, 2016 based on target payout, without proration.

Compensation of Board Members

The following table sets forth a summary of our non-employee Board members’ compensation for fiscal 2016.

		Fees Earned or Paid in Equity
Name	Fees Earned or Paid in Cash	Grant Date	Number of Shares of Stock or Units(1)	Base Price of Stock Awards	Grant Date Fair Value of Stock Awards(2)	Total Cash and Grant Value
Thomas K. Brown	$100,000	3/4/2016	4,299	$23.26	$99,995	$199,995
Nicholas Chabraja	$180,000	3/4/2016	7,524	$23.26	$175,008	$355,008
James Chapman	$115,000	3/4/2016	4,299	$23.26	$99,995	$214,995
Alison Davis-Blake	$105,000	3/4/2016	4,299	$23.26	$99,995	$204,995
Frank English	$105,000	3/4/2016	4,299	$23.26	$99,995	$204,995
Dev Kapadia	$105,000	3/4/2016	4,299	$23.26	$99,995	$204,995

(1)	Awards reflect the number of RSUs granted to the Directors, excluding any dividend equivalent units. The RSUs granted have a one-year vesting requirement. A Director who voluntarily resigns before vesting will forfeit the award. Directors will only be issued shares related to vested RSUs when they leave the service of the Board.
(2)	Grant date fair value of RSUs is the base price of stock awards, multiplied by the number of RSUs awarded.

SECURITY OWNERSHIP

The following table sets forth as of March 9, 2017, certain information with respect to the beneficial ownership of our common stock by:

•	each of our Named Executive Officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person who has the right to acquire beneficial ownership of securities within sixty days after a specified date is deemed to be the beneficial owner of those securities as of that date. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity excludes shares reserved for issuance under our 2010 Equity Incentive Plan. Non-employee directors who receive RSUs generally do not have rights as stockholders with respect to vested RSUs until the earlier of the date when they cease their service with the Company or the date of consummation of a change in control (as defined). We have not treated such RSUs as being beneficially owned by such directors (other than Mr. Chabraja) because of the delay in settlement, but in the footnotes to the following table we have distinguished between RSUs that (i) are vested or will vest within sixty days of March 9, 2017 and (ii) those that will not vest within sixty days of March 9, 2017. Because Mr. Chabraja has announced his intention to retire and resign within 60 days of March 9, 2017, we have treated his vested RSUs as being beneficially owned by him for purposes of the table below.

Unless otherwise indicated, the address of each beneficial owner is c/o Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, MI 48152.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
James Gouin(1)	151,958	*
Pär Malmhagen(2)	13,103	*
Jeffrey Kersten(3)	58,704	*
Michael Rajkovic(4)	85,236	*
Thomas K. Brown(5)	6,390	*
Nicholas Chabraja(6)	33,303	*
James Chapman(7)	0	*
Alison Davis-Blake(8)	0	*
Frank English(9)	0	*
Dev Kapadia(10)	0	*
Mark Malcolm(11)	922,926	4.5%
Executive officers and directors as a group (14 persons)(12)	1,294,760	6.2%
5% Stockholders
BlackRock, Inc.(13)	1,706,122	8.3%
LSV Asset Management(14)	1,061,695	5.2%

*	Less than 1%.

(1)	Includes options to purchase 36,818 shares that are exercisable within 60 days of March 9, 2017. Excludes 2,058.49 shares of common stock underlying unvested RSUs granted on March 6, 2015 (and DEUs associated with those RSUs); 4,593.29 shares of common stock underlying unvested RSUs granted on March 4, 2016 (and DEUs associated with those RSUs); and 21,277 shares of common stock underlying unvested RSUs granted on March 6, 2017.
(2)	Includes options to purchase 5,161 shares that are exercisable within 60 days of March 9, 2017. Excludes 877.96 shares of common stock underlying unvested RSUs granted on March 6, 2015 (and DEUs associated with those RSUs); 2,092.11 shares of common stock underlying unvested RSUs granted on March 4, 2016 (and DEUs associated with those RSUs); and 8,617 shares of common stock underlying unvested RSUs granted on March 6, 2017.
(3)	Includes options to purchase 30,810 shares that are exercisable within 60 days of March 9, 2017. Excludes 714.88 shares of common stock underlying unvested RSUs granted on March 6, 2015 (and DEUs associated with those RSUs); 1,756.33 shares of common stock underlying unvested RSUs granted on March 4, 2016 (and DEUs associated with those RSUs); and 4,787 shares of common stock underlying unvested RSUs granted on March 6, 2017.
(4)	Excludes 2,695.39 shares of common stock underlying unvested RSUs granted on March 6, 2015 (and DEUs associated with those RSUs); 6,014.83 shares of common stock underlying unvested RSUs granted on March 4, 2016 (and DEUs associated with those RSUs); and 7,606 shares of common stock underlying unvested RSUs granted on March 6, 2017.
(5)	Excludes 12,063.79 vested RSUs (and DEUs associated with those RSUs) and 3,546 RSUs which will not vest until March 6, 2018.
(6)	Includes 21,303 vested RSUs (and DEUs associated with those RSUs) and excludes 6,206 RSUs which will not vest until March 6, 2018. Mr. Chabraja will have rights as a stockholder with respect to such vested RSUs on April 30, 2017, his retirement date.
(7)	Excludes 12,173.55 vested RSUs (and DEUs associated with those RSUs) and 3,546 RSUs which will not vest until March 6, 2018.
(8)	Excludes 10,518.14 vested RSUs (and DEUs associated with those RSUs) and 3,546 RSUs which will not vest until March 6, 2018.
(9)	Excludes 12,173.55 vested RSUs (and DEUs associated with those RSUs) and 3,546 RSUs which will not vest until March 6, 2018.
(10)	Excludes 12,173.55 vested RSUs (and DEUs associated with those RSUs) and 3,546 RSUs which will not vest until March 6, 2018.
(11)	Includes options to purchase 246,480 shares that are exercisable within 60 days of March 9, 2017. Excludes 3,546 RSUs which will not vest until March 6, 2018.
(12)	Includes options to purchase 331,963 shares that are exercisable within 60 days of March 9, 2017 and 21,303 shares of common stock underlying vested RSUs granted to Mr. Chabraja as set forth in footnote (6) above. Excludes 11,633.94 shares of common stock underlying vested RSUs granted on March 6, 2014 (and DEUs associated with those RSUs); 3,768.22 shares of common stock underlying vested RSUs granted on April 1, 2014 (and DEUs associated with those RSUs); 2,222.57 shares of common stock underlying vested RSUs granted on October 17, 2014 (and DEUs associated with those RSUs); 27,316.08 shares of common stock underlying vested RSUs granted to non-employee directors and unvested RSUs granted to executive officers on March 6, 2015 (and DEUs associated with those RSUs); 39,837.71 shares of common stock underlying vested RSUs granted to non-employee directors and unvested RSUs granted to executive officers on March 4, 2016 (and DEUs associated with those RSUs); and 74,630 shares of common stock underlying unvested RSUs granted on March 6, 2017.
(13)	Based on information set forth in a Schedule 13G/A filed January 27, 2017. The stockholder’s address is 55 East 52nd Street, New York, NY 10055.
(14)	Based on information set forth in a Schedule 13G filed February 6, 2017. The stockholder’s address is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Persons Transaction Policy

Our Board recognizes that related person transactions, as defined in our related person transaction policy, present a risk of actual or perceived conflicts of interest that could damage the reputation and public trust of our Company. Related person transactions are subject to approval or ratification to the extent provided in our related person transaction policy.

The Audit Committee will review this policy annually and will recommend amendments, if any, to the Board for its consideration. In addition, the Board has determined that the Audit Committee shall consider, approve or ratify each related person transaction to the extent provided in our related person transaction policy. The Audit Committee will, in determining whether to approve or ratify a related person transaction, take into account, among other factors it deems appropriate: (i) the benefits to our Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; (v) whether the transaction is on terms no less favorable to the Company than terms generally available with respect to an unaffiliated third party; and (vi) the extent of the related person’s interest in the transaction. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities.

To the Company’s knowledge, based solely on a review of the copies of such filings furnished to the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2016.

Stockholder Proposals and Nominations for Director

Deadlines to Have Matters Considered at a Meeting.  Under the Company’s Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to the Company’s Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the prior year’s meeting, notice must be delivered not later than the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which the Company makes public announcement of the date of the meeting. For purposes of the 2018 Annual Meeting, assuming it is not moved more than thirty (30) days before or more than sixty (60) days after April 21, 2018, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than Sunday, January 21, 2018, nor earlier than Friday, December 22, 2017. Any such notice must include the applicable information required pursuant to Section 2.10 of the Company’s Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the Annual Meeting.

Deadlines for Inclusion of Matters in the Company’s Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the Company’s Proxy Statement and form of proxy for the 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Under Rule 14a-8, to be eligible for inclusion in the

Company’s Proxy Statement and form of proxy for the 2018 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than Thursday, November 23, 2017.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or the Company that they or the Company will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, or if the stockholder is receiving multiple copies of the proxy statement and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or the Company if the stockholder holds common stock directly. The Company will deliver promptly upon request a separate copy of the 2016 Annual Report to Stockholders or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered. Requests in writing should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Annual Report; Financial and Other Information

The Company’s annual audited financial statements and review of operations for 2016 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. A copy of the 2016 Form 10-K is included in the 2016 Annual Report to Stockholders, which is being mailed concurrently with this Proxy Statement to each stockholder. The Company will furnish without charge a copy of the 2016 Form 10-K (including the financial statements, schedules and a list of exhibits), as well as a copy of any of the documents referenced in this Proxy Statement as being available upon written request, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company’s Annual Report on Form 10-K may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com or at the Securities and Exchange Commission’s website at www.sec.gov. The Company’s Annual Report to Stockholders may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com. The Company will also furnish copies of any exhibits to the 2016 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Director Attendance

Our Board members are encouraged, but not required by any specific Board policy, to attend our Annual Meeting of stockholders. All Board members attended the Company’s 2016 Annual Meeting of its stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter that may properly be acted upon properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

By Resolution of the Board of Directors,

Nanette Dudek
Secretary

March 23, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Alison Davis-Blake   02 Frank E. English, Jr.   03 James C. Gouin

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
3. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of the appointment of Deloitte & Touche LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000317248_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and AR/10K Wrap are available at www.proxyvote.com

TOWER INTERNATIONAL, INC.
Annual Meeting of Stockholders
April 21, 2017 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James C. Gouin and Nanette Dudek, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TOWER INTERNATIONAL, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on Friday, April 21, 2017, at Laurel Park Office Complex, 17672 Laurel Park Drive North, Livonia, Michigan, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000317248_2 R1.0.1.15